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                                                                     EXHIBIT 5.1


                               DURLING & DURLING
RICARDO A. DURLING                 ABOGADOS              EDIFICIO VALLARINO
LUIS A. DURLING                                               PENTHOUSE
ORLANDO LOPEZ A.                                      CALLE 52 Y ELVIRA MENDEZ
PATRICIA D. DE LA ESPRIELLA                             APARTADO POSTAL 1450
                                                          PANAMA 1. PANAMA

                                                               ------

                                                            TEL: 263-8244
                                                            FAX: (507) 263-8234
                                                                 (507) 223-9115

                                 June 6, 1996

J. Ray McDermott, S.A.
1450 Poydras Street
New Orleans, Louisiana 70112-6050

    Re: Registration Statement on Form S-3 (No. 333-01971)

Ladies and Gentlemen:

    This firm has acted as Panama counsel for J. Ray McDermott, S.A., a Panama corporation (the "Company"), in connection with the registration under the United States Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-3 (Reg. No. 333-01971) (the "Registration Statement") of the offer and sale by the Company of up to U.S. $250,000,000 aggregate principal amount of senior subordinated notes due 2006 of the Company (the "Notes"). We are delivering this opinion for use as an exhibit to the Registration Statement.

    In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation and the Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company (the "Board") authorizing the registration of the Notes; (iii) the Registration Statement and exhibit thereto; (iv) the indenture between the Company and Citibank, N.A., as trustee (the "Trustee"), relating to the Notes (the "Indenture"); and (v) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained.

    Based upon our examination as aforesaid, we are of the opinion that:

    1. The Company is a corporation duly organized and validly existing in good standing under the laws of the Republic of Panama.

    2. The Notes, when duly executed, authenticated and delivered in accordance with the terms of the Indenture and duly purchased and paid for, will be legally issued, fully paid and non-assessable and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforcement is subject to (i) any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    We are lawyers qualified to practice law only in the Republic of Panama and, therefore, we do not express any opinion with respect to the laws of another jurisdiction.

    We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, to all references to us in the prospectus forming a part of the Registration Statement, and to the reliance by either or both of Baker & Botts, L.L.P. and John Tsai, Esq. in connection with their respective opinions, if any, that may be given in connection with the issuance and sale of the Notes.


                                       Very truly yours,

                                       Durling & Durling